UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________________
FORM 8-K
______________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 5, 2024
___________________________________________

BLOOM ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

001-38598
(Commission File Number)
___________________________________________

Delaware			77-0565408
(State or other jurisdiction of incorporation)			(I.R.S. Employer Identification No.)

4353 North First Street,	San Jose,	California	95134
(Address of principal executive offices)			(Zip Code)

(408)			543-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
___________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 9, 2024, Bloom Energy Corporation (the “Company” or “Bloom”) announced that Aman Joshi has been appointed to serve as the Company’s Executive Vice-President, Chief Commercial Officer, effective January 5, 2024.

Mr. Joshi, age 47, joins Bloom from the General Electric Company’s GE Vernova business unit (formerly known as GE Power) where he served as General Manager of the Aeroderivative Gas Turbine units business since 2018. Between 2013 and 2018, Mr. Joshi served in CFO roles within GE Vernova. During his 22 years with GE, Mr. Joshi has worked in multiple business segments, including Corporate, Aviation, Global Growth Organization and GE Power in various leadership roles. Mr. Joshi is a seasoned power generation veteran and has extensive experience working with utilities, commercial and industrial companies, governments, regulators and policy makers.

Mr. Joshi has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Joshi’s appointment, the Company entered into an Employment, Change in Control, and Severance Agreement with Mr. Joshi (the “Offer Letter”) which established his compensation, as summarized below.

Salary; Annual Incentive Bonus. Mr. Joshi’s annual base salary will be $575,000. Mr. Joshi will be eligible to participate in the Company’s Incentive (Bonus) Plan with a target annual incentive bonus of 50% of his annual base salary. The annual bonus will be guaranteed at target for 2024 and 2025, pro-rated based on his start date. In addition, Mr. Joshi will be eligible to receive an annual sales bonus with a target amount of 50% of his annual base salary, and this amount is not guaranteed.

Sign-On Bonus. Mr. Joshi will receive a $400,000 sign-on bonus in two $200,000 installments, the first installment to be paid within the first two pay periods following his start date and the second after his first year of employment, subject to his continuing employment.

Equity Awards. Upon approval by the Compensation Committee of the Board, Mr. Joshi will receive equity grants for the number of shares of Bloom Class A common stock, as follows:

1
Restricted stock units (“RSUs”) of 150,000 shares of the Company’s Class A common stock. Twenty-five percent (25%) of the RSUs granted will vest on the first-year anniversary of the grant date. The remaining RSUs will vest quarterly until they are fully vested over four years, subject to Mr. Joshi’s continued employment and the Company’s standard terms and conditions.

2
Performance stock units (“PSUs”) for 225,000 shares of the Company's Class A common stock. The performance metrics and the vesting schedule will be approved by the Compensation Committee of the Board. Once granted, the PSUs will vest based on a combination of time (4 years) and performance achievement, with a potential annual upside of 50% for a maximum of 337,500 shares.

Severance and Change in Control. If Mr. Joshi is terminated for any reason other than for Cause within the first 24 months of employment, he will be entitled to a payment of $1.5 million. In addition, if Mr. Joshi experiences a Qualifying Termination, he will receive a payment of one year of annual base salary and one year of continuing health coverage. If Mr. Joshi experiences a CIC Qualifying Termination in connection with a change in control of the Company rather than a Qualifying Termination, he would receive 18 months of annual salary and 18 months of continuing health coverage, he would receive his annual bonus prorated based on the number of months completed and assuming target achievement, and his unvested equity awards would become fully vested and exercisable.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter attached hereto as Exhibit 10.1. Capitalized terms not specifically defined in this Form 8-K are defined in the Offer Letter.

Mr. Joshi succeeds Guillermo “Billy’ Brooks, whose employment with the Company will terminate on January 16, 2024, pursuant to a Separation and General Release Agreement (the “Separation Agreement”). Mr. Brooks will be entitled to receive $477,000 (12 months base salary) within 45 days of the Separation Agreement’s Effective Date and 12 months of continuing health coverage. The foregoing description of the

Separation Agreement is qualified in its entirety by reference to the full text of the agreement attached hereto as Exhibit 10.2.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter between the Company and Aman Joshi, dated January 5, 2024
10.2	Separation and General Release Agreement, dated January 8, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BLOOM ENERGY CORPORATION

Date:	January 9, 2024	By:	/s/ Greg Cameron
Greg Cameron
President and Chief Financial Officer